                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                       November 3, 2000 (October 31, 2000)

                            OMNI NUTRACEUTICALS, INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            UTAH                      0-18160                  87-046822
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(STATE OR OTHER JURISDICTION       (COMMISSION              (IRS EMPLOYER
      OF INCORPORATION)            FILE NUMBER)          IDENTIFICATION NO.)


                              5310 BEETHOVEN STREET
                              LOS ANGELES, CA 90066
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                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (310) 306-3636


                                       N/A
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         (FORMER NAME AND FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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                            OMNI NUTRACEUTICALS, INC.

                                TABLE OF CONTENTS
                                       FOR
                           CURRENT REPORT ON FORM 8-K


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Item 5. Other Events                                       2

Item 7. Exhibits                                           3

Signature

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ITEM  5


OTHER  EVENTS

On October 31, 2000, the Company announced it had completed a $3 million private equity financing. This private placement consisted of the sale of 3,000 shares of Series A Convertible Preferred Stock ("Series A") and warrants to acquire an aggregate of 600,000 shares of the Company's common stock to ten investors ("Holders") for $3,000,000. The Company will use the net proceeds of the offering in the amount of approximately $2,720,000, after certain fees and expenses, for working capital purposes.

The Series A is convertible into common stock at the lesser of (i) 115% of the market price, defined as the average of the two lowest closing bid prices on the principal market for the common stock over the ten trading days preceding the closing, or (ii) 80% of the market price, defined as the average of the two lowest closing bid prices over the five trading days preceding conversion, subject to adjustment. Each warrant permits the Holder thereof to acquire one share of common stock at any time within five years of the closing for [120% of market value, defined as the average of the two lowest quoted closing bid prices over the five trading days preceding the closing.

The Series A may be redeemed by the Company at any time after closing at a price per share equal to the greater of (i) $1,400, plus an Additional Amount per Share, defined as 6% of the face amount of the Series A being redeemed, multiplied by the number of days since the closing, divided by 365 (the "Optional Redemption Price") or, (ii) the market price of the Common Stock into which the Series A being redeemed could be converted as of the date of the notice of optional redemption. On the fourth anniversary of the Issue date, any existing shares of Series A, together with the additional amount, must either be converted into Common Stock pursuant to the conversion formula or redeemed for cash at the Optional Redemption Price.

In the event any conversion of Series A would result in the issuance of more than 19.9% of the number of shares of common stock outstanding on the date of the closing, the Series A representing such excess must be redeemed, in cash for $1,400.00 per share, plus the additional amount.

A registration statement is required to be filed within 30 days of the closing to cover the common stock underlying the conversion of the Series A ("Conversion Shares") and the exercise of the warrants, and such indeterminate number of shares of common stock issuable pursuant to the anti-dilution adjustment provisions of the Series A and warrants. For registration purposes only, the number of Conversion Shares to be registered is calculated based upon an assumed conversion price per share of $.75. In the event that the market price for the common stock for any five consecutive trading days is less than $1.00, the Company is obligated to register additional Conversion Shares assuming a conversion price per share of $.50. The Company is liable for certain delay damages in the event it fails to file the registration statement prior to November 26, 2000; or the registration statement is not declared effective by the Securities and Exchange Commission prior to January 25, 2001, or the Company fails to issue timely shares of common stock upon conversion of the Series A or exercise of the warrants.

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The Agreements contain customary representations, warranties and certain covenants by the Company and the Holders.

Fees incurred in connection with this transaction included a cash fee of $150,000 paid to the Holders' agent, together with a warrant to acquire 50,000 shares of common stock on a basis identical to that of the Holders.

Copies of the press release and the transaction documents are included as Exhibits hereto. The foregoing description of the terms of the Series A and the warrants is a brief summary of only the principal terms of the securities sold by the Company and is qualified in its entirety by the provisions of the actual transaction documents included herein as Exhibits.

ITEM 7

EXHIBITS

10.28 Press Release (dated October 31, 2000).

         Forms of the Series A Convertible Preferred Stock and Warrant Agreements, each dated as of October 27, 2000:

         Securities Purchase Agreement
         Articles of Amendment of the Articles of Incorporation
         Registration Rights Agreement
         Warrant Agreement
         Escrow Agreement
         Instructions to Transfer Agent
         Release Notice

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       OMNI NUTRACEUTICALS, INC.


Date:  November 2, 2000

                                        By:  /s/ KLEE IRWIN
                                           ----------------
                                           Klee Irwin
                                           President and Chief Executive Officer




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